Exhibit 5.1

29 April 2004

Teleglobe International Holdings Ltd.

P.O. Box HM 1154

10 Queen Street

Hamilton HM EX

Bermuda

Dear Sirs:

Teleglobe International Holdings Ltd.(formerly known as “Teleglobe Bermuda Holdings Ltd.”; the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the Registration Statement on Form S-4, as amended (Registration No. 333-112608) filed with the U.S. Securities and Exchange Commission (the “Commission”) on 29 March 2004 (the “Registration Statement,” which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto, other than those exhibits or schedules referred to herein) in connection with the registration under the U.S. Securities Act of 1933, as amended (the “Act”) of an aggregate of 15,559,053 common shares, par value US$0.01 per share, of the Company (the “Shares”) to be issued to the stockholders of ITXC Corp. (“ITXC”) in exchange for all of the issued and outstanding shares of ITXC common stock held by such stockholders pursuant to a merger (the “Merger”), in which the Company will acquire ITXC by merging a merger subsidiary, Vex Merger Subsidiary Corp. (“Vex”), with and into ITXC, which will survive the Merger as a wholly owned subsidiary of the Company.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and a copy of an Agreement and Plan of Merger dated 4 November, 2003 by and among Teleglobe International Holdings Ltd, ITXC and Vex, as amended by Amendment No. 1 dated 6 February, 2004, to which the Company will become a party pursuant to a Joinder Agreement (the “Joinder”) dated 25 March 2004, (such Agreement and Plan of Merger, as amended, and the Joinder collectively referred to as, the “Merger Agreement,”).  We have also reviewed: (a) the memorandum of association of the Company and the bye-laws of the Company, each certified by the Secretary of the Company on 26 March 2004 (together, such documents the “Constitutional Documents”); (b) a copy of  unanimous written resolutions of the sole shareholder of the Company dated 6 February 2004, certified by the Secretary of the Company on 26 March 2004 (the “Shareholder Resolutions”); (c)

 a copy of resolutions adopted by the board of directors of the Company dated 6 February 2004 certified by the Secretary of the Company on 29 April 2004 (the “Board Resolutions,” together with the Shareholder Resolutions, the “Resolutions”), (d) a letter from the Bermuda Monetary Authority (the “BMA”) whereby the BMA has granted certain permissions for the issue and subsequent transfer of the Shares (subject to certain conditions expressed therein) (the “BMA Consent”) and (e) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) that the Company will receive consideration for each Share when issued of not less than the par value thereof; (d) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (e) the accuracy and completeness of all factual representations made in the Registration Statement, the Merger Agreement and the other documents reviewed by us; and (f) that all of the Resolutions remain in full force and effect and have not been rescinded, amended or supplemented.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.  This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

On the basis of and subject to the foregoing, we are of the opinion that:

(a)                                  When the Registration Statement has become effective under the Act and the Shares have been duly issued in accordance with and as contemplated by the Resolutions, the Merger Agreement and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable (the latter term meaning that no further sums are required to be paid by the holders thereof in connection with the issue of the Shares) common shares of the share capital of the Company.

(b)                                 The Company is a duly incorporated exempted company limited by shares, existing under the laws of Bermuda and in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

(c)                                  The Company is not entitled to any immunity under the laws of Bermuda, whether characterised as sovereign immunity or otherwise, from any legal proceedings in respect of itself or its property.

(d)                                 The Company has taken all corporate action required to authorise the issuance of the Shares in accordance with and as contemplated by the Resolutions, the Merger Agreement and the Registration Statement.

(e)                                  The acquisition of the Shares by the stockholders of ITXC in accordance with the Merger Agreement will not breach or conflict with and will not constitute a default or violation of any of the terms or provisions of the Constitutional Documents.

(f)                                    No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of Bermuda or any sub-division thereof is required to authorise or is required in connection with the Company’s execution, delivery, performance and enforcement of the Merger Agreement or issuance of the Shares in accordance with and as contemplated by the Resolutions, the Merger Agreement and the Registration Statement, except such as have been duly obtained in accordance with Bermuda law.

(g)                                 The issuance of the Shares by the Company in accordance with and as contemplated by the Resolutions, the Merger Agreement and the Registration Statement will not be subject to ad valorem stamp duty in Bermuda and no registration, documentary, recording, transfer or other similar tax, fee or charge is payable in Bermuda in connection with such issuance of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our Firm under the heading “Legal Matters” in the prospectus constituting a part thereof.  In giving this consent we do not admit that we are in the category of persons whose consent is required under the Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

CONYERS DILL & PEARMAN

/s/ CONYERS DILL & PEARMAN